EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

BUSINESS EDITORS

COMPANY CONTACT:  JOHN S. TOMAC, PRESIDENT
PHONE (203) 735-1888

KEYWORD:  CONNECTICUT

INDUSTRY KEYWORD:  UTILITIES

BIW LIMITED ACQUIRES THE CONNECTICUT OPERATIONS OF THE FORMER AQUASOURCE

ANSONIA, CT, October 31, 2003 - BIW Limited (AMEX: BIW) announced today that its wholly-owned subsidiaries, Birmingham Utilities, Inc. and Birmingham H2O Services, Inc. have purchased the Connecticut regulated and unregulated operations of AquaSource, Inc. from Philadelphia Suburban Corporation (PSC) for approximately $4,000,000, subject to certain purchase price adjustments. PSC purchased the regulated and unregulated Connecticut AquaSource operations on July 31, 2003. Birmingham Utilities, Inc. and Birmingham H2O Services, Inc. signed an agreement with Philadelphia Suburban Corporation on May 19, 2003 to purchase these operations. PSC and Birmingham Utilities, Inc. received regulatory approval from the Connecticut Department of Public Utility Control for the purchase and sale of the Connecticut regulated operations on October 22, 2003.

John S. Tomac, President of Birmingham Utilities, said, "These operations consist of 30 regulated water systems located in eastern Connecticut, as well as a non-regulated contract operations business that monitors and services another 51 water systems also in eastern Connecticut." Also included in the purchase is the Rhodes Pump Service business located in Guilford, Connecticut.

"We are very excited that these operations are becoming a part of BIW Limited. We are increasing our regulated customer base as well as expanding on the services that our non-regulated subsidiary, Birmingham H2O Services provides. These operations fit perfectly with our strategy to expand in familiar businesses in additional locations in Connecticut." Tomac also noted, "We look forward to the growth opportunities that this acquisition will bring to our Company."


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BIW Limited is the parent company of Birmingham Utilities, Inc., a regulated public water service company which collects and distributes water for domestic, commercial and industrial uses and fire protection in Ansonia, Derby and in small parts of the contiguous Town of Seymour, Connecticut and Birmingham H2O Services, Inc., which provides water related services to other water utilities, contractors and individuals throughout Connecticut.






This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding the expected timing and benefits of the acquisition and sale. While these forward-looking statements represent our judgments and future expectations concerning the development of our business and the timing and benefits of the acquisition, a number of risks, uncertainties, and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, regulatory approvals for the transaction; the costs related to the transaction; the inability to obtain or meet conditions imposed for governmental approvals for the transaction; the risk that anticipated benefits will not be obtained or will not be obtained within the time anticipated; and other key factors that could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the Securities and Exchange Commission. BIW Limited is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.